Exhibit 3.1a

UAGH, Inc. Amended and Restated Certificate of Incorporation

Amended and Restated Certificate
of Incorporation
of UAGH, Inc.

UAGH, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

ONE: The name of the corporation is UAGH, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 19, 2000, under the name UAXS Global Holdings, Inc.

TWO: The undersigned is the duly elected and acting President of the Company.

THIRD: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

Article I: The name of the corporation is: UAGH, Inc. (the “Corporation”).

Article II: The address  of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV:    (a) Capitalization. The aggregate number of shares which the Corporation shall have the authority to issue is one hundred ten million (110,000,000) shares of all classes of stock, consisting of one hundred million (100,000,000) shares of common stock, $.01 par value, and ten million (10,000,000) shares of preferred stock, $.01 par value.

    (b) Preferred Stock. Preferred stock may be issued in one or more series. The board of directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights, and voting rights, if any, of each such series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

    (c) Reverse Stock Split. Upon the filing and effectiveness ("Effective Time") of this Certificate of Amendment of Certificate of Incorporation pursuant to the Delaware General Corporation Law, each fifteen (15) shares of the common stock ("Old Common Stock") issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation's common stock, $.01 par value per share (the "New Common Stock") without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective time, own a number of shares of Old Common Stock which is not evenly divisible by 15 shall, with respect to such fractional interest, be entitled to receive one (1) whole share of Common Stock in lieu of a fraction of a share of New Common Stock. Any shareholder holding 100 or more shares prior to the Reverse Stock Split, but who hold less than 100 shares after the Reverse Stock Split shall receive 100 shares. Shareholders holding less than 100 shares prior to the reverse stock split shall be unaffected by the stock split. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination

Article V: The personal liability of directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, but no such subsequent amendment or supplement shall, unless otherwise required by law, diminish the extent of personal liability eliminated hereby.

Article VI: The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director." The number of members constituting the Board of Directors of the Corporation at the time of filing of these Amended and Restated Articles of Incorporation is two (2).  The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors for any reason, may be filled by the remaining directors, though less than a quorum.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the By-laws of the Corporation.

Article VII: The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons, and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the Delaware General Corporation Law.

Article VIII: This Amended and Restated Certificate of Incorporation shall be effective on the date of its filing.

FOURTH:   This Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIFTH:  This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.  The required percentage of the outstanding shares of Common Stock approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

IN WITNESS WEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation of UAGH, Inc. this 31th day of July, 2008.

By: /s/ Daniel Drummond

Daniel Drummond

President

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